Exhibit 99.1

NEWS RELEASE For immediate release Christy McElroy 904 598 7616 ChristyMcElroy@regencycenters.com

Regency Centers Reports Fourth Quarter and Full Year 2021 Results

JACKSONVILLE, Fla. (February 10, 2022) – Regency Centers Corporation (“Regency” or the “Company”) (Nasdaq:REG) today reported financial and operating results for the period ended December 31, 2021. For the three months ended December 31, 2021 and 2020, Net Income was $0.39 per diluted share and $0.23 per diluted share, respectively. For the twelve months ended December 31, 2021 and 2020, Net Income was $2.12 per diluted share and $0.26 per diluted share, respectively.

Fourth Quarter and Full Year 2021 Highlights

•
Reported Nareit FFO of $1.01 per diluted share for the fourth quarter, and $4.02 per diluted share for the full year

•
Reported that Same Property Net Operating Income (“NOI”), excluding lease termination fees, increased 15.4% during the fourth quarter and 16.2% during the full year over the same periods a year ago

•
Increased percent leased by 50 basis points sequentially to 94.3% in the Same Property portfolio, as of December 31, 2021

•
Collected 99% of fourth quarter pro-rata billed base rent, as of February 7, 2022

•
Executed 1.8 million square feet of comparable new and renewal leases during the fourth quarter at a blended rent spread of +12.9%, and 7.1 million square feet during the full year at a blended rent spread of +5.5%

•
Completed property acquisitions of $311 million during the fourth quarter and $489 million during the full year, both at Regency’s share

•
Completed property dispositions of $87 million during the fourth quarter and $279 million during the full year, both at Regency’s share
•
Achieved pro-rata net debt-to-operating EBITDAre of 5.1x at December 31, 2021

Subsequent Highlights

•
On January 11, 2022, closed on the sale of Costa Verde Center in San Diego, CA for $125 million

•
On January 25, 2022, issued its second annual TCFD Climate Change Risk Report, illustrating the Company’s continued commitment to responsible environmental stewardship

•
On February 9, 2022, Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.625 per share

•
Inclusion for a 3rd year on Newsweek’s 2022 Most Responsible Companies List, ranked top 100

“We are proud of all that Regency has accomplished in the last year as we recovered from the disruption caused by the pandemic, a testament to the resiliency of our portfolio and the hard work of our people,” said Lisa Palmer, President and Chief Executive Officer. “As we look ahead from a position of strength, we’ve pivoted from a recovery mindset to a focus on growth.”

Financial Results

Net Income

•
For the three months ended December 31, 2021, Net Income Attributable to Common Stockholders (“Net Income”) was $67.9 million, or $0.39 per diluted share, compared to Net Income of $38.5 million, or $0.23 per diluted share, for the same period in 2020.

o
Net Income in the fourth quarter of 2021 includes an impairment charge of $85.2 million, or $0.49 per diluted share, primarily related to Potrero Center.

o
Net Income in the fourth quarter of 2021 also includes a gain on sale of real estate of $61.9 million, or $0.36 per diluted share, primarily related to the sale of Sequoia Station.

•
For the twelve months ended December 31, 2021, Net Income was $361.4 million, or $2.12 per diluted share, compared to $44.9 million, or $0.26 per diluted share, for the same period in 2020.

Nareit FFO

•
For the three months ended December 31, 2021, Nareit Funds From Operations (“Nareit FFO”) was $174.2 million, or $1.01 per diluted share, compared to $129.5 million, or $0.76 per diluted share, for the same period in 2020.

o
Nareit FFO in the fourth quarter of 2021 includes positive uncollectible lease income of $6.0 million at Regency’s share, or $0.04 per diluted share, favorably impacted by the collection of revenues reserved in prior periods. Additional detail on uncollectible lease income is on page 33 of the fourth quarter 2021 supplemental package.

o
Nareit FFO in the fourth quarter of 2021 includes positive uncollectible straight-line rent of $6.1 million, or $0.04 per diluted share, which benefitted from the reversal of straight-line rent reserves triggered by the conversion of some cash basis tenants back to accrual accounting. Straight-line rent is excluded from the calculation of Core Operating Earnings.

•
For the twelve months ended December 31, 2021, Nareit FFO was $688.7 million, or $4.02 per diluted share, compared to $502.0 million, or $2.95 per diluted share, for the same period in 2020.

o
Nareit FFO in the full year 2021 includes positive uncollectible lease income of $25.7 million at Regency’s share, or $0.15 per diluted share.

o
Nareit FFO in the full year 2021 includes positive uncollectible straight-line rent of $6.0 million, or $0.03 per diluted share.

Core Operating Earnings

•
For the three months ended December 31, 2021, Core Operating Earnings was $159.0 million, or $0.92 per diluted share, compared to $125.1 million, or $0.73 per diluted share, for the same period in 2020.

•
For the twelve months ended December 31, 2021, Core Operating Earnings was $631.2 million, or $3.68 per diluted share, compared to $505.2 million, or $2.97 per diluted share, for the same period in 2020.

Portfolio Performance

Same Property NOI

•
Fourth quarter 2021 Same Property NOI, excluding lease termination fees, increased by 15.4% compared to the same period in 2020.

•
Full year 2021 Same Property NOI, excluding lease termination fees, increased by 16.2% compared to the same period in 2020.

Leased Occupancy

•
As of December 31, 2021, Regency’s wholly-owned portfolio plus its pro-rata share of co-investment partnerships, was 94.1% leased.

•
As of December 31, 2021, Regency’s Same Property portfolio was 94.3% leased, an increase of 50 basis points sequentially.

o
Same Property anchor percent leased, which includes spaces greater than or equal to 10,000 square feet, was 96.9%, an increase of 40 basis points sequentially.

o
Same Property shop percent leased, which includes spaces less than 10,000 square feet, was 89.9%, an increase of 60 basis points sequentially.

Leasing Activity

•
During the three months ended December 31, 2021, Regency executed approximately 1.8 million square feet of comparable new and renewal leases at blended rent spreads of +12.9%.

•
During the twelve months ended December 31, 2021, approximately 7.1 million square feet of comparable new and renewal leases were executed at blended rents spreads of +5.5%.

COVID-19 Update

•
As of February 7, 2022, the Company collected 99% of fourth quarter 2021 pro-rata base rent.

•
Additional information regarding COVID-19 impacts can be found in the “Business Update” presentation posted on the Company’s website at investors.regencycenters.com, as well as on pages 33 and 34 of the fourth quarter 2021 supplemental package.

Portfolio Enhancement and Capital Allocation

Developments and Redevelopments

•
As of December 31, 2021, Regency’s in-process development and redevelopment projects had estimated net project costs of approximately $307 million and estimated remaining costs to complete of $127 million, each at the Company’s share.

•
During the fourth quarter, Regency completed one development and three redevelopment projects with combined costs of approximately $23 million, at the Company’s share.

Property Transactions

•
As previously disclosed, during the full year 2021, the Company completed acquisitions for a combined total of $489 million, at Regency’s share, and completed dispositions for a combined total of $279 million, at Regency’s share.

o
During the fourth quarter of 2021, the Company completed acquisitions for a combined total of $311 million, including Blakeney Shopping Center for $181 million and a portfolio of four grocery-anchored neighborhood centers on Long Island for $130 million.

o
During the fourth quarter of 2021, the Company completed the disposition of two properties for a combined total of $87 million, at Regency’s share.

•
As previously disclosed, subsequent to year-end on January 11, 2022, the Company closed on the sale of its wholly-owned Costa Verde Center in San Diego, California for $125 million
.

Balance Sheet

•
As of December 31, 2021, Regency had full capacity available under its $1.2 billion revolving credit facility.

•
As of December 31, 2021, Regency’s pro-rata net debt-to-operating EBITDAre ratio was 5.1x.

•
As previously disclosed, in the second quarter of 2021, Regency entered into forward sale agreements in connection with its ATM program to sell an aggregate of approximately 2.3 million shares of common stock. As of December 31, 2021, the Company has approximately 1.0 million shares that remain unsettled, at an average gross price of $65.78 per share.

Dividend

•
On February 9, 2022, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.625 per share. The dividend is payable on April 5, 2022, to shareholders of record as of March 15, 2022.

2022 Guidance

Regency Centers provided initial 2022 guidance, as summarized in the table below. Please refer to the Company’s “Business Update” presentation for additional detail on guidance disclosure. Additional guidance details may also be found in the fourth quarter 2021 supplemental package. All materials are posted on the Company’s website at investors.regencycenters.com.

Full Year 2022 Guidance
All figures pro-rata and in thousands, except per share data
	Initial 2022 Guidance	2021 Actual

Net Income Attributable to Common Stockholders per diluted share	$1.78 - $1.86	$2.12

Nareit Funds From Operations (“Nareit FFO”) per diluted share	$3.72 - $3.80	$4.02

Core Operating Earnings per diluted share (1)	$3.56 - $3.64	$3.68

Same Property Net Operating Income ("SPNOI") Growth (ex. termination fees)	-1.25% to +0.25%	+16.2%

Same Property Net Operating Income ("SPNOI") Growth (ex. termination fees, ex. Collection of Prior Year Reserves)	-2.75% to +4.25%	+9.9%

Collection of Prior Year Reserves (2)	+/- $13,000	$46,255

Certain Non-Cash Items (3)	+/- $28,000	$44,102
Includes Impact from Reversal of Uncollectible Straight-Line Rent Receivables (conversions to accrual) (4)	as converted	$12,863

Net G&A expense	$82,500 - $85,500	$73,987

Net interest expense	$163,500 - $164,500	$165,419

Recurring Third Party Fees & Commissions	$24,000 - $25,000	$25,665

Transaction Income (JV Promote)	$0	$13,589

Development and Redevelopment Spend	+/- $150,000	$106,185

Acquisitions	+/- $30,000	$488,582
Cap rate (weighted average)	+/- 5.0%	5.1%

Dispositions	+/-$150,000	$279,115
Cap rate (weighted average) (5)	2.25% - 2.50%	5.2%

Forward ATM Settlement (gross)	+/- $65,000	$84,869

(1)
Core Operating Earnings excludes certain non-cash items, including straight-line rents, above/below market rent amortization, and amortization of mark to market debt, as well as transaction related income/expenses and debt extinguishment charges.
(2)
Represents the expected collection in 2022 of revenues reserved in 2020 and 2021, and the actual collection in 2021 of revenues reserved in 2020. Included in Uncollectible Lease Income.
(3)
Includes above and below market rent amortization, straight-line rents, and amortization of mark-to-market debt adjustments.
(4)
Positive impact on Uncollectible Straight-Line Rent from the conversion of cash basis tenants back to an accrual basis of accounting, only included in guidance as tenants are converted.
(5)
Weighted average cap rates exclude non-income producing assets; 2021 cap rate was 4.3% including $48 million of non-income producing assets; 2022 cap rate range includes the sale of Costa Verde ($125M at a ~1.5% cap rate, not stabilized).

Conference Call Information

To discuss Regency’s fourth quarter results and provide further business updates, management will host a conference call on Friday, February 11, 2022, at 10:00 a.m. ET. Dial-in and webcast information is listed below.

Fourth Quarter 2021 Earnings Conference Call

Date:	Friday, February 11, 2022
Time:	10:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	investors.regencycenters.com

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

Reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO and Core Operating

Earnings - Actual (in thousands)

For the Periods Ended December 31, 2021 and 2020	Three Months Ended		Year to Date
	2021	2020	2021	2020
Reconciliation of Net Income to Nareit FFO:

Net Income Attributable to Common Stockholders	$67,859	38,487	$361,411	44,889
Adjustments to reconcile to Nareit Funds From Operations (1):
Depreciation and amortization (excluding FF&E)	82,765	94,289	330,364	375,865
Goodwill impairment	-	-	-	132,128
Gain on sale of real estate	(61,915)	(21,228)	(100,499)	(69,879)
Provision for impairment of real estate	85,229	17,764	95,815	18,778
Exchangeable operating partnership units	300	174	1,615	203
Nareit Funds From Operations	$174,238	129,486	$688,706	501,984

Reconciliation of Nareit FFO to Core Operating Earnings:

Nareit Funds From Operations	$174,238	129,486	$688,706	501,984
Adjustments to reconcile to Core Operating Earnings (1):
Not Comparable Items
Early extinguishment of debt	-	2,685	-	22,043
Promote income	-	-	(13,589)	-
Certain Non-Cash Items
Straight line rent	(3,240)	(3,778)	(13,534)	(15,605)
Uncollectible straight line rent	(6,124)	7,681	(5,965)	39,255
Above/below market rent amortization, net	(5,791)	(10,860)	(23,889)	(41,293)
Debt premium/discount amortization	(105)	(117)	(565)	(1,233)
Core Operating Earnings	$158,978	125,097	$631,164	505,151

Weighted Average Shares For Diluted Earnings per Share	171,866	169,980	170,694	169,460

Weighted Average Shares For Diluted FFO and Core Operating Earnings per Share	172,626	170,745	171,456	170,225
(1)
Includes Regency's consolidated entities and its pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

Same Property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to pro-rata Same Property NOI.

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI – Actual (in thousands)

For the Periods Ended December 31, 2021 and 2020	Three Months Ended		Year to Date
	2021	2020	2021	2020
Net income attributable to common stockholders	$67,859	38,487	$361,411	44,889
Less:
Management, transaction, and other fees	(6,918)	(7,417)	(40,337)	(26,501)
Other(1)	(15,676)	(8,544)	(46,860)	(25,912)
Plus:
Depreciation and amortization	76,396	86,739	303,331	345,900
General and administrative	19,955	20,512	78,218	75,001
Other operating expense	3,064	7,617	5,751	12,642
Other expense	65,594	35,474	132,977	256,407
Equity in income of investments in real estate excluded from NOI (2)	3,852	12,838	53,119	59,726
Net income attributable to noncontrolling interests	1,124	729	4,877	2,428
NOI	215,250	186,435	852,487	744,580

Less non-same property NOI (3)	(3,108)	(2,124)	(3,314)	(11,472)

Same Property NOI	$212,142	184,311	$849,173	733,108

Same Property NOI without Termination Fees	$210,104	182,051	$842,727	725,358

Same Property NOI without Termination Fees or Redevelopments	$187,315	162,660	$752,604	648,348
(1)
Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2)
Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.
(3)
Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the SEC and, therefore, remain subject to adjustment.

The Company has published forward-looking statements and additional financial information in its fourth quarter 2021 supplemental package that may help investors estimate earnings. A copy of the Company’s fourth quarter 2021 supplemental package will be available on the Company's website at investors.regencycenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and includes non-GAAP measures, and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year-ended December 31, 2021. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (Nasdaq: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

###

Non-GAAP Disclosure

We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.

We do not consider non-GAAP measures an alternative to financial measures determined in accordance with GAAP, rather they supplement GAAP measures by providing additional information we believe to be useful to our shareholders. The principal limitation of these non-GAAP financial measures is they may exclude significant expense and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures are provided. Non-GAAP financial measures should not be relied upon in evaluating the financial condition, results of operations or future prospects of the Company.

Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding gains on sale and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes Nareit FFO for all periods presented in accordance with Nareit's definition. Since Nareit FFO excludes depreciation and amortization and gains on sales and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in percent leased, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, Nareit FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO.

Core Operating Earnings is an additional performance measure that excludes from Nareit FFO: (i) transaction related income or expenses; (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income to Nareit FFO to Core Operating Earnings.

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, or financial or operational performance or results such as our 2021 Guidance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those risk factors described in our SEC filings. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. If any of the events described in the risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.

Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law. These risks and events include, without limitation.

Risk Factors

Risk Factors Related to Pandemics or other Health Crises

Pandemics or other health crises, such as the COVID-19 pandemic, may adversely affect our tenants’ financial condition, the profitability of our properties, and our access to the capital markets and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risk Factors Related to Operating Retail-Based Shopping Centers

Economic and market conditions may adversely affect the retail industry and consequently reduce our revenues and cash flow, and increase our operating expenses. Shifts in retail trends, sales, and delivery methods between brick and mortar stores, e-commerce, home delivery, and curbside pick-up may adversely impact our revenues and cash flows. Changing economic and retail market conditions in geographic areas where our properties are concentrated may reduce our revenues and cash flow. In addition, labor challenges and supply delays and shortages due to a variety of macroeconomic factors, including inflationary pressures, could affect the retail industry. Our success depends on the continued presence and success of our “anchor” tenants. A significant percentage of our revenues are derived from smaller “shop space” tenants and our net income may be adversely impacted if our smaller shop tenants are not successful. We may be unable to collect balances due from tenants in bankruptcy. Many of our costs and expenses associated with operating our properties may remain constant or increase, even if our lease income decreases. Compliance with the Americans with the Disabilities Act and fire, safety and other regulations may have a negative effect on us.

Risk Factors Related to Real Estate Investments

Our real estate assets may decline in value and be subject to impairment losses which may reduce our net income. We face risks associated with development, redevelopment and expansion of properties.

We face risks associated with the development of mixed-use commercial properties. We face risks associated with the acquisition of properties. We may be unable to sell properties when desired because of market conditions. Changes in tax laws could impact our acquisition or disposition of real estate.

Risk Factors Related to the Environment Affecting Our Properties

Climate change may adversely impact our properties directly, and may lead to additional compliance obligations and costs as well as additional taxes and fees. Geographic concentration of our properties makes our business more vulnerable to natural disasters, severe weather conditions and climate change. Costs of environmental remediation may impact our financial performance and reduce our cash flow.

Risk Factors Related to Corporate Matters

An increased focus on metrics and reporting relating to environmental, social, and governance (“ESG”) factors may impose additional costs and expose us to new risks. An uninsured loss or a loss that exceeds the insurance coverage on our properties may subject us to loss of capital and revenue on those properties. Failure to attract and retain key personnel may adversely affect our business and operations. The unauthorized access, use, theft or destruction of tenant or employee personal, financial or other data or of Regency’s proprietary or confidential information stored in our information systems or by third parties on our behalf could impact our reputation and brand and expose us to potential liability and loss of revenues.

Risk Factors Related to Our Partnerships and Joint Ventures

We do not have voting control over all of the properties owned in our co-investment partnerships and joint ventures, so we are unable to ensure that our objectives will be pursued. The termination of our partnerships may adversely affect our cash flow, operating results, and our ability to make distributions to stock and unit holders.

Risk Factors Related to Funding Strategies and Capital Structure

Our ability to sell properties and fund acquisitions and developments may be adversely impacted by higher market capitalization rates and lower NOI at our properties which may dilute earnings. We depend on external sources of capital, which may not be available in the future on favorable terms or at all. Our debt financing may adversely affect our business and financial condition. Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition. Increases in interest rates would cause our borrowing costs to rise and negatively impact our results of operations. Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not yield the economic benefits we anticipate, which may adversely affect us. The interest rates on our Unsecured Credit facilities as well as on our variable rate mortgages and interest rate swaps might change based on changes to the method in which LIBOR or its replacement rate is determined.

Risk Factors Related to the Market Price for Our Securities

Changes in economic and market conditions may adversely affect the market price of our securities. There is no assurance that we will continue to pay dividends at historical rates.

Risk Factors Relating to the Company’s Qualification as a REIT

If the Company fails to qualify as a REIT for federal income tax purposes, it would be subject to federal income tax at regular corporate rates. Dividends paid by REITs generally do not qualify for reduced tax rates. Certain foreign stockholders may be subject to U.S. federal income tax on gain recognized on a disposition of our common stock if we do not qualify as a “domestically controlled” REIT. Legislative or other actions affecting REITs may have a negative effect on us. Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

Risk Factors Related to the Company’s Common Stock

Restrictions on the ownership of the Company’s capital stock to preserve its REIT status may delay or prevent a change in control. The issuance of the Company's capital stock may delay or prevent a change in control. Ownership in the Company may be diluted in the future.